Exhibit 10.41

EMPLOYMENT AGREEMENT

                This Employment Agreement (the “Agreement”) is made and entered into as of May 4, 2003 by and between Zoran Corporation, a Delaware corporation (the “Company”), and Young K. Sohn (“Employee”).  This Agreement shall become effective immediately following the effective time (the “Effective Time”) of the merger (the “Merger”) of Oak Technology, Inc., a Delaware corporation (“Oak”), with and into Zoran Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Sub”), pursuant to an Agreement and Plan of Reorganization of even date herewith by and among the Company, Sub and Oak (the “Merger Agreement”).

                WHEREAS, Employee is currently employed as the President and Chief Executive Officer of Oak and, in that capacity, has gained substantial knowledge and expertise regarding Oak’s operations, organization, products and customers;

                WHEREAS, the Company desires to employ Employee on the terms and subject to the conditions of this Agreement for a transition period of three (3) months commencing immediately following the Effective Time (the “Transition Period”), during which time Employee will perform services to facilitate the transition and integration of the business and operations of Oak and its subsidiaries into the business and operations of the Company (Oak, the Company and their respective subsidiaries being hereinafter referred to collectively as the “Company Group”), and Employee desires to accept such employment; and

                WHEREAS, concurrent with this Agreement, the Company and Employee have entered into a Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) in order to protect the goodwill related to the business of the Company Group;

                NOW THEREFORE, in consideration of the mutual promises set forth herein, the Company and Employee hereby agree as follows:

1.             Position and Duties.  Employee shall be employed by the Company and shall report to Levy Gerzberg, the Company’s President and Chief Executive Officer.  Employee shall perform such duties related to the transition and integration of the business and operations of Oak and its subsidiaries into the business and operations of the Company as directed by Mr. Gerzberg.  During the first week following the commencement of Employee’s employment with the Company, Employee shall be employed on a full-time basis.  Thereafter, Employee’s employment shall be on such full- or part-time basis as Employee and Mr. Gerzberg shall agree.

2.             Term of Employment.  Employee’s employment shall begin immediately following the Effective Time and shall terminate at the close of business on the last day of the Transition Period, unless earlier terminated or unless a further term of employment is negotiated and agreed to at or before the end of the Transition Period.  Notwithstanding the foregoing, Employee’s employment relationship with the Company is at-will, and the employment relationship may be terminated by Employee or the Company at any time, with or without cause.  Upon the termination of Employee’s employment with the Company for any reason, neither Employee nor the Company shall have any further obligation or liability under this Agreement to the other, except as set forth in Paragraph 11 below.

3.             Compensation.  Employee shall be compensated by the Company for his services as follows:

(a)           Salary.  Employee shall be paid a salary at the rate of $20,000 per month, less applicable tax and other withholding, in accordance with the Company’s normal payroll procedures.

(b)           Benefits.  Employee shall have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time.  For purposes of calculating Employee’s eligibility for such benefits, his period of employment by Oak shall be counted as employment by the Company, except as prohibited by the terms of any plan.

(c)           Stock Options.  Options to acquire the common stock of Oak granted to Employee by Oak and assumed by the Company pursuant to the Merger Agreement and thereby becoming options to acquire the common stock of the Company (the “Assumed Options”) and/or options granted by Company to Employee pursuant to Sections 6.13(c) or (d) of the Merger Agreement (the “Replacement Options”) shall not continue to vest during the term of Employee’s employment with the Company pursuant to this Agreement.  The Assumed Options shall continue to be subject to the same terms and conditions as were applicable to the Assumed Options immediately prior to the Effective Time pursuant to the agreements evidencing the Assumed Options and the Oak stock option plans pursuant to which the Assumed Options were granted (collectively, the “Assumed Option Documents”), except to the extent such terms and conditions are modified pursuant to the Merger Agreement and except to the extent provided by the terms of the Oak Participation Agreement and Oak Severance Plan described in Paragraph 5 below.  Except as otherwise provided herein or in Sections 6.13(c) or (d) of the Merger Agreement, the Replacement Options shall be governed by the terms and conditions of the Company stock option plan under which such options are granted and the standard form of stock option agreement used thereunder (the “Replacement Option Documents”).

4.             Expenses.  The Company shall reimburse Employee for those customary, ordinary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company Group.  Such expenses shall be reimbursed upon presentation by Employee of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses.  Employee shall present such documentation for any unreimbursed expenses no later than thirty (30) days after termination of his employment.

5.             Acknowledgment of Effect of Oak Retention and Severance Plan.  Employee and Oak entered into an Amended and Restated Agreement of Plan Participation, dated May 4, 2003, a copy of which is attached hereto as Exhibit A (the “Oak Participation Agreement”), pursuant to which Employee became a participant in Oak’s Retention and Severance Plan for the Chief Executive Officer, as adopted April 9, 2002 and as amended on May 4, 2003, a copy of which is attached hereto as Exhibit B (the “Oak Severance Plan”).  Employee acknowledges and hereby reaffirms that by executing the Oak Participation Agreement, he has waived and terminated to the extent provided by the Oak Participation Agreement any and all rights he may have or may have had under any agreement other than the Oak Participation Agreement and the Oak Severance Plan; provided, however, that such waiver shall not include such rights as Employee may have pursuant to this Agreement.  The Company and Employee hereby acknowledge and agree that, as a consequence of the Merger and effective at the Effective Time, a “Termination Upon Change of Control,” as such term is defined by the Oak Severance Plan, shall have occurred with respect to Employee for all purposes under the Oak Severance Plan (but no termination of employment shall be deemed to have occurred for purposes of receipt of Replacement Options), and that Employee shall thereby have become entitled to any and all benefits to be paid or provided upon or following such event pursuant to the Oak Severance Plan, subject to its terms and conditions, including, without limitation, the execution of a release of claims substantially in the form attached as Appendix A to the Oak Participation Agreement.  The Company and Employee also agree that the Replacement Options shall be vested and exercisable and shall remain exercisable to the same extent, in accordance with the Oak Severance Plan, as if such Replacement Options were Assumed Options.  The Company and Employee further agree that the date of the “qualifying event” for purposes of the ability of Employee to elect, pursuant to the Oak Severance Plan, continued health insurance coverage under the Consolidated Budget Reconciliation Act of 1985 shall be the date on which Employee’s employment with the Company terminates or such earlier date as permitted or required by applicable law, and the Company shall reimburse Employee for the premium cost of such coverage for a period of eighteen (18) months from the date of such qualifying event to the extent provided by the Oak Severance Plan.

6.             Authority.  Employee covenants, warrants and represents to the Company that he has as of the date of this Agreement, and will continue to have as of the Effective Time, the full, complete and entire right and authority to enter into the employment contemplated by the Agreement, that he has and will have no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other person, corporation, partnership, firm, company, joint venture or other entity which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Agreement, and that he is fully ready, willing and able to perform each and all of such duties, obligations and responsibilities.

7.             Termination of Employment.

(a)           Additional Consulting Services.  In consideration of the benefits provided to Employee under this Agreement, Employee agrees that for a period of one year following his termination of employment with the Company, Employee will, with reasonable notice from the Company, provide additional transitional assistance of up to ten (10) hours per month without additional compensation.  Employee further agrees to provide following his termination of employment with the Company, for a consulting fee of $250 per hour, such additional assistance and cooperation as the Company shall, with reasonable notice, reasonably request in connection with any and all litigation matters arising out of or in any way relating to the conduct prior to the Effective Time of the business and operations of Oak, provided that such litigation assistance shall not exceed ten (10) hours per month unless required by legal process or otherwise agreed to between Employee and the Company.

(b)           Return of Company Property.  Upon termination of his employment for any reason, Employee shall immediately deliver to the Company all documents, property, and other records of the Company or any other member of the Company Group, and all copies thereof, within Employee’s possession, custody or control.

(c)           Compensation Upon Involuntary Termination Without Cause.  If Employee’s employment is terminated by the Company for any reason other than Cause (as defined below) prior to the end of the Transition Period, Employee shall be entitled nevertheless to receive his salary as provided in Paragraph 3(a) through the end of the Transition Period.  For the purposes of this Paragraph, “Cause” shall mean the occurrence of  any of the following: (a) Employee’s willful failure to follow the lawful directions of Mr. Gerzberg, (b) Employee’s engagement in gross misconduct which is materially detrimental to the Company or any other member of the Company Group, (c) Employee’s willful and repeated failure or refusal to comply in any material respect with the Company agreement and policy described in Paragraph 7 or any other reasonable policies of the Company where material non-compliance would be materially detrimental to the Company, or (d) Employee’s commission of an unlawful or criminal act (serious in nature) which may reasonably be expected to reflect adversely on the Company.

8.             Confidential and Proprietary; Insider Trading Policy.  Employee agrees to abide by the terms and conditions of the Company’s standard form of employee confidentiality and assignment of inventions agreement as executed by Employee and attached hereto as Exhibit C and the Company’s Insider Trading Policy as executed by Employee and attached hereto as Exhibit D.

9.             Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future).  Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute.  Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

10.           Attorneys’ Fees.  The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

11.           Survival of Certain Provisions of this Agreement. Except as may otherwise be provided herein, each and all of the terms, provisions and covenants of each of Paragraphs 5, 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall, for any and all purposes whatsoever, survive any termination of the Employee’s employment, regardless of whether such termination is by Employee, by the Company, by expiration of the term of employment or otherwise.

12.           General.

(a)           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Employee and each and all of their respective heirs, legal representatives, successors and assigns.  The duties, responsibilities and obligations of Employee under this Agreement shall be personal and not assignable or delegable by Employee in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity.  Employee may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

(b)           Amendments; Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Entire Agreement.  This Agreement, the attachments hereto and the other agreements referred to herein, including the Company’s benefit plans, the Assumed Option Documents, the Replacement Option Documents and the Restrictive Covenants Agreement, are the sole, complete and entire contract, agreement and understanding between the Company and Employee concerning the terms and conditions of Employee’s employment with the Company, the duration and termination of such employment and the compensation and benefits to be paid and provided by the Company to Employee pursuant to such employment.  Except as otherwise provided herein, this Agreement supersedes any and all prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Employee’s employment with the Company.

(d)           Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e)           Originals.  This Agreement may be executed by the Company and Employee in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(f)            Headings.  Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(g)           Savings Provision.  To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws.  The remainder of this Agreement shall continue in full force and effect.

(h)           Governing Law.  This Agreement shall be governed in all respects by the internal laws, but not the choice of law rules, of the State of California.

(i)            Construction.  The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Employee, the Company and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j)            Notices.  Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph.  Notices delivered personally shall be deemed received on the date of delivery.  Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

                Mailed notices to Employee shall be addressed as follows:

Young K. Sohn

1321 Harker Avenue

Palo Alto, California 94301

                Mailed notices to the Company shall be addressed as follows:

Zoran Corporation

3112 Scott Boulevard

Santa Clara, California 95054

Attention: President

                IN WITNESS WHEREOF the Company and Employee have each duly executed this Agreement as of the date first set forth above.

COMPANY

By:	/s/ Levy Gerzberg
Its:	President and CEO

EMPLOYEE

/s/ Young K. Sohn
Young K. Sohn

EXHIBIT A

OAK PARTICIPATION AGREEMENT

(Including form of Release of Claims attached as Appendix A)

EXHIBIT B

OAK SEVERANCE PLAN

EXHIBIT C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT D

INSIDER TRADING POLICY